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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-35551


PROSPECTUS SUPPLEMENT
(To Prospectus dated October 14, 1997)



                              NCS HEALTHCARE, INC.

               $100,000,000 Principal Amount of 5 3/4% Convertible
                        Subordinated Debentures due 2004
                                       and
       3,058,103 Shares of Class A Common Stock, par value $.01 per share,
                        Issuable Upon Conversion Thereof


                  This Prospectus Supplement (the "Supplement") relates to the resale, pursuant to the Company's Registration Statement on Form S-3 (Commission File No. 333-35551) (the "Registration Statement"), by the selling securityholders named herein under the heading "Selling Securityholders" (the "Selling Securityholders"), of (i) up to $18,785,000 aggregate principal amount of 5 3/4% Convertible Subordinated Debentures due 2004 (the "Debentures") of NCS HealthCare, Inc., a Delaware corporation (the "Company"), originally issued in a private placement consummated on August 13, 1997 and (ii) up to 574,464 shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock") of the Company (and such indeterminate number of additional shares as may be issued pursuant to anti-dilution adjustments) which are initially issuable upon conversion of the Debentures by any holders of Debentures that did not purchase the Debentures under the Registration Statement of which this Supplement is part. This Supplement should be read in conjunction with the Prospectus, dated October 14, 1997, to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

                  The Class A Common Stock of the Company is traded on The Nasdaq Stock Market's National Market System under the symbol "NCSS." On January 16, 1998, the closing price of the Class A Common Stock as reported by Nasdaq was $26.50 per share.

                  The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness of the Company. At January 22, 1998, Senior Indebtedness was approximately $1.0 million. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company or its subsidiaries.

                  The Debentures are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Debentures are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Debentures sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

                             SELLING SECURITYHOLDERS

                  The following table sets forth information concerning the aggregate principal amount of Debentures beneficially owned by each Selling Securityholder, as of January 13, 1998, and the number of shares of Class A Common Stock issuable upon conversion of Debentures held thereby, which may be offered from time to time pursuant to this Supplement. Other than their ownership of the Company's securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years other than Smith Barney Inc. which, during such period has acted as an Initial Purchaser, financing advisor and underwriter for the Company. The table below has been prepared on the basis of information furnished to the Company by DTC and/or by or on behalf of the Selling Securityholders. Additional information concerning the Selling Securityholders may be set forth from time to time in additional supplements to the Prospectus. Any or all of the Debentures or shares of Class A Common Stock listed below may be offered for sale by the Selling Securityholders from time to time.



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
                                                                             UNDERLYING             TOTAL
                                                                           SHARES OF CLASS        UNDERLYING
                                                                          A COMMON STOCK OR     SHARES OF CLASS
                   PRINCIPAL AMOUNT                                           ADDITIONAL        A COMMON STOCK       PERCENTAGE OF
                     OF DEBENTURES          TOTAL         PERCENTAGE OF    SHARES OF CLASS       OR ADDITIONAL      CLASS A COMMON
                     BENEFICIALLY     PRINCIPAL AMOUNT     DEBENTURES         A COMMON          SHARES OF CLASS         STOCK
                    OWNED THAT MAY      OF DEBENTURES      OUTSTANDING      STOCK THAT MAY       A COMMON STOCK      OUTSTANDING
                   BE SOLD PURSUANT     BENEFICIALLY       OWNED AFTER          BE SOLD            OWNED BY              AFTER
                        TO THIS       OWNED BY SELLING    COMPLETION OF    PURSUANT TO THIS         SELLING          COMPLETION OF
    NAME (1)        SUPPLEMENT (2)     SECURITYHOLDER     THE OFFERING     SUPPLEMENT (3)       SECURITYHOLDER    THE OFFERING (4)
-----------------  ----------------  ------------------   -------------  ------------------    -----------------   -----------------

AAM/Zazove
Institutional
Income Fund,
L.P.                $     800,000      $     1,400,000           *  %            24,464               42,813                 *  %

Bennett, Joy               40,000               40,000           *                1,223                1,223                 *

Credit Suisse
First Boston
Corporation               695,000              695,000           *               21,253               21,253                 *

Forest Fulcrum
Fund LP                 1,680,000            3,420,000         3.4               51,376              104,587                 *

Forest Global
Convertible Fund
Series A-5              1,900,000            2,950,000         3.0               58,103               90,214                 *

Forest Global
Convertible Fund
Series B-2                155,000              155,000           *                4,740                4,740                 *

Forest Global
Convertible Fund
Series B-3                 75,000               75,000           *                2,293                2,293                 *

Forest Global
Convertible Fund
Series B-5                275,000              275,000           *                8,409                8,409                 *

Fox Family
Foundation                125,000              125,000           *                3,822                3,822                 *

Fox Family
Portfolio
Partnership               250,000              250,000           *                7,645                7,645                 *

Hendler, Florence          60,000               60,000           *                1,834                1,834                 *

LLT Limited               540,000              750,000           *               16,513               22,935                 *

McMahan
Securities Co.,
L.P.                      500,000              500,000           *               15,290               15,290                 *

Smith Barney Inc.      10,290,000           12,515,000        12.5              314,678              382,721               3.0

                                                                             UNDERLYING             TOTAL
                                                                           SHARES OF CLASS        UNDERLYING
                                                                          A COMMON STOCK OR     SHARES OF CLASS
                   PRINCIPAL AMOUNT                                           ADDITIONAL        A COMMON STOCK       PERCENTAGE OF
                     OF DEBENTURES          TOTAL         PERCENTAGE OF    SHARES OF CLASS       OR ADDITIONAL      CLASS A COMMON
                     BENEFICIALLY     PRINCIPAL AMOUNT     DEBENTURES         A COMMON          SHARES OF CLASS         STOCK
                    OWNED THAT MAY      OF DEBENTURES      OUTSTANDING      STOCK THAT MAY       A COMMON STOCK      OUTSTANDING
                   BE SOLD PURSUANT     BENEFICIALLY       OWNED AFTER          BE SOLD            OWNED BY              AFTER
                        TO THIS       OWNED BY SELLING    COMPLETION OF    PURSUANT TO THIS         SELLING          COMPLETION OF
    NAME (1)        SUPPLEMENT (2)     SECURITYHOLDER      THE OFFERING    SUPPLEMENT (3)        SECURITYHOLDER     THE OFFERING (4)
-----------------  ----------------  ------------------   -------------  ------------------    -----------------   -----------------

St. Albans
Partners Ltd.           1,000,000            1,000,000         1.0               30,581               30,581                 *

Van Kampen
American Capital
Convertible
Securities Fund           400,000              400,000           *               12,232               12,232                 *



--------------
* Less than 1%

(1) The information regarding the Selling Securityholders and the amount of Debentures held by them as set forth herein is as of January 12, 1998, and will be updated as required.
(2) At least $7,655,000 principal amount of Debentures covered by this Prospectus Supplement were held by Selling Securityholders named in the Prospectus dated October 14, 1997, but were subsequently acquired by one or more of the Selling Securityholders named herein.
(3) Assumes conversion of the full amount of Debentures held by such holder at the initial rate of $32.70 in principal amount of Debentures per share of Class A Common Stock. The conversion rate and the number of shares of Class A Common Stock issuable upon conversion of the Debentures is subject to adjustment under certain circumstances. See "Description of Debentures -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.
(4) Based upon 12,344,870 shares of Class A Common Stock outstanding as of January 16, 1998, treating as outstanding the total number of shares of Class A Common Stock shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Debentures but not assuming the conversion of the Debentures of any other Selling Securityholder.


           The date of this Prospectus Supplement is January 27, 1998.